EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) effective as of July 18, 2016, is entered into between, Ubiquity Inc., a Nevada Company (the “Company”), and, Jonathan Kalbfield, an individual (“Employee”), with reference to the following facts and circumstances:

WHEREAS, Company wishes to employ Employee, and Employee wishes to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment and Locale.

A. Employment. The Employee shall be a full time exempt employee of the Company whereby the employment relationship contemplated in this Agreement is at all times “At Will”, Employment. Employee hereby acknowledges the “At Will” nature of this employment agreement and hereby expressly agrees to the “At Will” provision of this section 1.A herein.

B. Probation Period of Employee. This shall mean the period of time the Company management has to evaluate closely the progress and skills of the newly hired employee, to determine appropriate assignments, and monitor other aspects of the employee performance such as performance of the duties and responsibilities of the employee, reliability, and interactions with co-workers. During the probationary period the Company may terminate employee whose job performance is unsatisfactory. During the 90 day probation of employee named herein, no benefits are provided and vacation shall not accrue.

C. Effective Date; Term. The effective date of this Agreement (the “Effective Date”) shall be July 18, 2016.

D. Employment Location. The Employee hereby accepts such employment upon the terms and conditions set forth herein. As used herein, the word “term” refers to the entire period of employment of the Employee by the Company hereunder. During the term, Employee shall shall have flexible work hours and work from the offices of the company located in Irvine, CA during normal work hours established by the company’s management to be 9:00 am to 5:00 pm including after hours until 9:00 pm. Monday through Friday with unpaid lunch hour taken between the hours of 12:00 to 1:00 daily, unless otherwise directed by management.

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E. Representation and Warranties. The Employee hereby represents and warrants to Company that she (i) is not subject to any solicitation or non-competition agreement affecting her employment with the Company, (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement or duties affecting her employment with the Company, (iii) Employee’s Employment with the company is exclusive to the company and he is not employee or otherwise performing services for others in any capacity whatsoever during normal business hours or that would be considered a conflict of interest or would conflict with the terms and conditions of this agreement., and (iv) has provided the company with his accurate name, resume of experience job history, educational history attached as addendum “B” and made a part hereof, taxpayer identification number and Driver’s license, and is a citizen of the United States or has filed with the Company accurate proof that he is permitted to work in the United States. Employee understands that if any of these representations are found to be inaccurate or false his employment may be immediately terminated.

2 Office, Title and Duties.

A. During the term, Employee shall have the title of Chief Technology Officer, and perform the fiduciary services customarily rendered by a person in that capacity. In such capacity, shall perform such duties consistent therewith as are customary in the industry and as may be designated or altered from time to time by the Company’s Chief Executive Officer. Employee shall not have the right to obligate or bind the company in any manner whatsoever or enter into any in any agreements on behalf of the Company whatsoever. Employee shall report directly to the Company’s CEO and shall work in close association with the company’s Chief Creative Architect.

The duties and responsibilities of the Employee include, but are not limited to:

1. Execute major policies, programs and objectives of the Company at the direction of the President to promote and ensure the company’s continuing success and growth,

2. Establish and maintain strong relationships with industry peers and major corporate players necessary for ensuring the advancement of the company’s planned products and services and the Company’s continued growth.

3. Execute the strategic and tactical operational and strategic growth plans of the Company, with particular emphasis on continued expansion into new products and markets to increase revenue of the company.

4. Develop technical personnel and implement effective succession plans.

5. Foster an achievement-oriented culture based on continuous learning principles where employees and Employees are motivated and rewarded for both individual and team contributions.

6. Achieve maximum efficiency and profit objectives through the efforts of strong management.

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7. Technology Management- Oversee team and vendors deliverables for product development and design, including product features & functionality associated with the company’s contracted projects and product development.

8. Supervise the creation of specifications and requirements for new cross platform products. Plan for and manage feature and product releases, datasheets, product white papers and customer guides. Product Positioning/Developing, SaaS Enterprise Software, Mobile and Wireless Software (MaaS), Database, Cloud Computing, Big Data, Crowd Sourcing, Online Advertisement, Social Media, and e-Commerce platforms.

9. Prepare highly specific Statements of Work (SOW) and Project Requirements Documents (PRD) that include specifications, descriptions of deliverable and specific performance milestones tied to payment schedules.

10. Review all technical deliverables in connection with EMPLOYEES assigned project to insure specifications contained in the SOW or PRD have been met, including design functionality and source code and bugs.

11. Insure the deliverables are properly transferred from outside vendors into the company’s asset repository.

12. Manage performance of contracts for product performance, usability, specifications, and company’s expectations.

13. Manage project financial performance (P&L); define end-to-end consumer experience specifications, and management of product lifecycle.

14. Drive an intellectual, process-oriented, and analytically- focused product management practice with a commitment to grow, protect, and diversify products and services.

15. Work with business development and product development personnel to ensure proper performance and planning.

16. Make product presentations along with other staff members. Demonstrate the interpersonal skills to interface well with all other disciplines of the business at an executive managerial level as well as a front line team level.

17. Reporting directly to the Chief Creative Architect(“CCA”) and Chief Executive Officer (“CEO”), Employee shall work directly with the CCA in addition to the CEO insure product development and design, in connection with specifications and product features & functionality associated with the COMPANY’S patented and patent pending technology and methodology.

18. Prepare quartile audit reports and other such documentation at the request of the company’s management.

19. Travel and attend business functions at the request of the company’s management.

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B. Full Time: Employee shall devote his best efforts at all times to the performance of his duties hereunder on a full time (minimum of 40 hours per week) basis.

C. Company E-Mail: Employee understands that a company approved e-mail address is issued to employee and is to be used for all communication between himself, customers, business prospects, fellow employees, vendors and contractors of the company, and all other business purposes relating to employees employment with the company. At no time shall employee use personal e-mail, websites, social networks or business cards in any interaction or in connection with the performance of the duties and responsibilities defined herein in this Employment Agreement.

D. Office Policy’s: Employee is informed that appropriate work casual dress is expected unless otherwise directed by management, however at no time shall employee wear shorts, or apparel with inappropriate artwork or slogans and that the premises are a smoke free environment, no smoking area is provided. Employee will be expected to keep the provided work area neat, and clean at all times. Eating is not allowed at Employees desk or any other location and is only allowed in the office’s kitchen. Employee further understands that certain computer, mobile and other equipment may be provided to Employee for the performance of his duties, as such use of the internet and e-mail is scrutinized and may be copied and reviewed by the company’s technology personnel, in addition certain tracking and ghosting software may also be installed by the company. Employee further understands that any personnel use of the internet and e-mail is prohibited, additionally anything stored of personal nature on the company’s equipment is the property of the company and company has no obligation to retain it or return it upon termination of this agreement. Employee is further informed that the company utilizes 24/365 security surveillance cameras on the exterior and within the facility, as such the Employee understands that his image and activities and conversations might be captured by the surveillance cameras and reviewed by management personnel. Employee should have not any expectation of any privacy when using company provided equipment or upon entering the company’s premises with the exception of bathrooms and changing areas.

D. Employee Handbook. Employee hereby acknowledges receipt of the company’s employee handbook. Should there be any conflict between the Employee hand book and the Employment agreement, the terms, conditions, and understandings contained in this Employment agreement shall prevail.

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3. Salary and Other Benefits.

A. Compensation and other Benefits

3.1. Base Salary As compensation for services performed during the term of this Agreement, the Employee shall receive an annualized rate of $150,000.00 (ONE HUNDREDFIFTY THOUSAND DOLLARS) payable bi-monthly on the 1st and 15th of each month minus all appropriate federal state and local taxes. Should the 1st and the 15th fall on a weekend day or a federal holiday, where-by the employee shall be paid on the following next business day.

3.2 Bonus Compensation

Employee shall receive a signing bonus of 150,000 restricted common stock shares of the Company’s stock. The common stock shares shall be issued at the price of the common stock shares as of the effective date of this agreement. Employee shall be eligible for removal of the restrictive legend from the shares no less than 365 days from issuance.

As further compensation for services performed under and during this agreement, the Employee, upon successful achieving the duties as outlined herein shall receive an annual bonus commencing with the 2016 fiscal year in common stock options in the amount of 150,000 shares. The options of common stock shall be at the common stock price as of the date of issuance.

3.3 Business Expenses. The Company will pay or reimburse Employee for such reasonable business, travel and entertainment expenses as may be incurred by him from time to time during the term in the performance of his duties hereunder, provided such expenses are deductible from the Company’s income under applicable provisions of the Internal Revenue Code and are consistent with such reasonable policies regarding expense reimbursement established by Company. All expenses for airfare, hotel and rental car shall be paid in advance by the Company and shall be Business Class Accommodations for air travel exceeding 5 hours of continuous travel. Employee shall have a daily per diem of 100.00 per day. Should Employee advance any of his own money in the performance of his duties he shall be reimbursed. Such reimbursement will be made upon the presentation by Employee of an itemized account of such expenditures, setting forth the date, the purpose for which incurred, and the amounts thereof, together with such receipts showing payment as may be required by the Company’s established policies.

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2. Benefits. Upon successful completion of employee’s 90 day probation, employee shall become eligible for company benefits. At this time the company offers both a PPO medical insurance. The Company shall pay the Employee premiums up to a maximum amount of $1,000.00 (ONE THOUSAND DOLLARS) per month. Premium cost overages for Employees medical insurance and other benefits that may become available shall be the sole responsibility of the Employee and deducted from Employees pay check. Company does not allow Employee to receive money in exchange of waiving insurance under this paragraph; however Employee shall have the right to waive insurance coverage. Employee shall also be entitled to participate in all Company employee benefit programs, whether now existing or hereafter established. This section is subject to the right of Company to amend and modify such insurance and benefit programs at any time without notice at Company’s sole and absolute discretion.

3. Computer and other Company Owned Equipment. During the term of this Agreement, the Employee will have full and exclusive use of computer and other equipment, however may not assign any personal passcode to the equipment. The company may at its sole discretion utilize ghosting or other software programs without notice to Employee, Employee shall not attempt to delete said programs. Employee understands that a back up copy of the contents of the computer and other equipment shall be made by the 30th day of each month by authorized Company personnel. Employee is not allowed to remove any company owned equipment from the facility without express written permission by authorized personnel. Equipment checked out and not returned or returned damaged will be charged to employee for the full purchase price of the equipment and all software installed on the equipment. Upon termination of this agreement Employee will be required to surrender any and all equipment to authorized company personnel. Employee acknowledges any personal use (not prohibited under this agreement) of the computer or other Company owned equipment may/will be scrutinized by Company personnel and therefore Employee should not assume any there to be privacy of the contents placed on the computer being discovered and viewed by authorized personnel of the company. In appropriate or illegal use of any company equipment no mater the location or time of use is strictly prohibited and may result in immediate termination.

For further details please refer to the Employee Handbook.

4. Vacations. Upon completion of employees first full year of employment, employee shall be eligible for two (2) week(s) of annual paid vacation. Vacation shall not include the Company Holiday shut down period between December 26 and January 2 of each year. No vacation time will accrue that exceeds 200 maximum hours. (See Employee Handbook). Should employee’s employment be terminated before any vacation time is earned no vacation pay shall be due at time of termination. Vacation shall be taken at times requested 30 days in advance by Employee and must be acceptable to the Management of the Company, and which does not unreasonably interfere with the performance of Employee’s duties hereunder. Failure to obtain approval by management 30 days in advance of vacation before taking vacation days may result in employee’s termination. Personal time off, will not be charged to Employee’s vacation however vacations may not be may not be combined with personal days off. Any days taken in excess of the allowed days will be charged back to employee and may result in termination.

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5. Personal Days. Employee shall be entitled to SIX (6) paid personal days per year during the term of her employment. Personal days may not be taken in continuous days or grouped together with vacation time. Personal days shall not accrue, (see employee handbook) Personal days may not be taken before the employee has completed the first 120 days of employment. Should employee miss three contiguous days of work, a doctors release will be required in order to return to work. Any unused portion of personal days will not accrue to the next year and will be lost if the days are not used. Any days taken in excess of the allowed days will be charged back to employee and may result in termination. Failure to report for work without proper notification shall be deemed as JOB ABANDONMENT.

6. Holiday Pay. Employee shall have the following federal holidays off. Said holidays will be paid holidays, (New Year’s Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day.

4. Termination by Employee.

Employee may terminate his employment hereunder with or without cause by giving not less than thirty (30) days written notice to the Company. In the event of such termination by Employee, except as otherwise set forth in this Agreement, all compensation and other benefits which have accrued and vested in Employee hereunder, to the extent unpaid or undelivered, shall be paid or delivered to Employee; but, except as provided in this Section 4, there shall be no further compensation due Employee from the Company and no further compensation or benefits shall accrue or vest after the date such termination becomes effective. Upon notice of such termination, Company may change Employee’s duties and modify duties and responsibilities.

5. Termination by the Company.

Subject to Section 6, the employment of Employee by the Company may be terminated by the Company as provided in this Section 5, but not otherwise:

A. Without Cause. Employee’s Employment is “At Will”. The Company may terminate Employee’s employment at any time with no notice and with or without cause, for any reason at all, or for no reason at all, with no further obligation for payment of wages, bonuses or other remuneration except payment of the compensation earned and owed up to the date of termination. Employee herein acknowledges that he fully understands the “At Will” status of the employment and agrees not to contest the at will status of the employment. .

B. Termination Upon Death. Employee’s employment with the Company shall terminate automatically upon Employee’s death.

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C Employee Conduct Employee’s understands the following conduct is strictly prohibited.

(1) The use during the term of this Agreement by Employee of illegal drugs or other illegal substances;

(2) Any alcoholic intoxication during working hours.

(3) Any other willful, reckless, profane or grossly negligent conduct, unprofessional conduct, offensive hand gestures, ethnic slurs directed at any Employee, Officer or Director, abusive conduct, bickering, verbally badgering other employees, or verbal threats against other employees, physical assault against other employees by Employee that constitutes good cause for termination of employment under California law, including, without limitation, embezzlement, sexual harassment and discrimination.

(4) Misuse or personal use, personal, personal business use of the company’s offices, internet, computers, mobile equipment and other equipment.

(5) Removing Company property from Company premises without proper authorization.

(6) Failure to take necessary steps to protect the company’s confidential and propriety information, plans, designs, ideas, etc.

(7) Soliciting the Company’s vendors staff, or contractors, prospective clients, licensees, partners, or affiliates for employee’s own personal benefit or personal business objectives or on behalf of any third party.

(8) Insubordination, willful refusal to take direction from the Company’s management

(9) Falsifying information: willfully providing false information either written or oral concerning the status of work, status of performance, company’s products, and work in process, sales, financial documents, and statements about co- workers etc. to management.

(10) Making disparaging remarks about the Company, its Employees, Officers or Directors either orally or in writing.

(11) Taking unauthorized pictures, videos or recordings of conversations of any Employees, Officers, or Directors of the Company.

For additional information please refer to the employee handbook.

D. Disability. The Company may terminate this Agreement upon written notice to Employee by reason of Employee’s Disability. For the purpose of this Agreement, “Disability” shall be defined as inability by Employee, due to illness (other than use/abuse of illegal narcotics, alcohol or other intoxicating substances), accident, mental deficiency or similar incapacity, to render her regular duties for the Company required pursuant to this Agreement for a total of any sixty (60) days in any twelve (12) month period.

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E. Sale of Business. In the event Company sells substantially all of its assets or if majority ownership of the equity interests in Company are conveyed, the Company will make its bests efforts to require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or a substantial portion of the business and/or assets of the Company in any consensual transaction to expressly assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. There can be no guarantee that the Company would be successful in negotiating said agreement.

6. Effect of Termination of Employment.

Notwithstanding anything in this Agreement to the contrary:

A. In the event that this Agreement is terminated, the Company shall pay Employee upon termination the sum of (i) her accrued and unpaid Base Salary as described in Paragraph 3.A hereof; plus (ii) any unpaid portion of the salary, all outstanding expense reimbursements, (iii) any accrued and unpaid vacation up to a maximum of 200 hours accrued vacation, as may be required by law.

B. Delivery of Property. Upon termination of Employee’s employment with the Company, Employee shall deliver to the Company all equipment of any kind or nature, books, records, lists of customers and other property and Confidential Information belonging to the Company or developed in connection with the business of the Company and all copies thereof in her possession or under his control. (See employee handbook.

C. In the event that this Agreement terminates due to the death of Employee, his accrued and unpaid Base Salary as described in Paragraph 3.

D. In the event that the Company exercises its right to terminate Employee’s employment due to Employee’s disability pursuant to Section 5.D, the Company shall pay Employee accrued and unpaid Base Salary as described in Paragraph 3.

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7. Non-Disclosure, Invention And Copyright Assignment Agreement. Employee’s employment is subject to the requirement that Employee sign observe and agree to be bound, both during and after Employee’s employment, by the provisions of the Company’s Non-Disclosure and Invention and Copyright Assignment Agreement, a copy of which is attached hereto as Addendum A. Employee’s execution of the Non- Disclosure and Invention and Copyright Assignment Agreement is an express condition precedent to the Company’s obligations under this Agreement. Employee further agrees to execute, deliver and perform, during Employee’s employment with the Company and thereafter, any other reasonable confidentiality and non-disclosure agreements concerning the Company and any of its affiliates and its business and products, which the Company promulgates for other key employees.

7.1 Non-solicitation by Employee. It is understood that Employee will gain knowledge and make contacts with the Company’s customers, investors, partners, vendors and clients (sometimes collectively referred to in this Agreement as the “Clients” and individually as a “Client”) and prospective clients of the Company in the course of his employment that would provide Employee with an unfair competitive advantage over the Company, as compared to a normally competitive situation, in the event Employee should seek to solicit business from any Client or prospective client. In recognition of this understanding, Employee agrees that, upon termination of Employee’s employment with the Company, he will not engage in unfair competition, as defined below, against the Company. For the purposes of this Agreement, the term “Unfair Competition” shall be construed to include without limitation the following specific prohibitions:

(a) During Employee’s employment with the Company and for a period of three (3) years following the termination of Employee’s employment with the Company, Employee shall not interfere or attempt to interfere in any way with any existing relationships of the Company with any client with whom the Company has participated in at least one project or placement within the two (2) years prior to the termination of Employee’s employment, and shall not solicit, divert or take away or attempt to solicit, divert or take away any business of the Company that is either under contract or in negotiation at the time of the termination of Employee’s employment with the Company.

(b) During Employee’s employment with the Company and for a period of two (2) years following the termination of Employee’s employment with the Company, Employee shall not interfere or compete in any way with any Client solicitation efforts of the Company already in progress at the time of the termination of Employee’s employment with the Company.

(c) During Employee’s employment with the Company and for a period of three (3) years following the termination of Employee’s employment with the Company, Employee shall not use, any of the Company’s or Employee’s relationships or business contacts developed during Employee’s employment with the Company or prior to Employee’s employment with the Company.

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(d) During Employee’s employment with the Company and for a period of three (3) years following the termination of Employee’s employment with the Company, Employee shall not induce, solicit or influence or attempt to induce, solicit or influence any person who is engaged as an employee or otherwise by the Company, to terminate her or her employment or other engagement with the Company.

(e) During Employee’s employment with the Company and for a period of three (3) year following the termination of Employee’s employment with the Company, Employee shall not induce, solicit or influence or attempt to induce, solicit or influence any person, contractor, vendor, service provider, partner, licensee, affiliate, or investor, who is or was during the term of employees Employment engaged by or with the Company, or affiliated with the Company to terminate his or her, or their association or business with or other engagement with the Company.

(f) Non Circumvent, Non-Compete: It is understood that Employee will gain knowledge and make contacts with the Company’s customers, make contacts to secure additional customers and clients, investors, contractors, vendors, licensees, service providers. During the term of Employee’s employment with the Company and for a period of three (3) year(s) following the termination of Employee’s employment with the Company, Employee shall not induce, solicit or influence, circumvent or attempt to induce, solicit or influence or circumvent any person, company advisor, contact, business associate, contractor, vendor, service provider, professional services provider, client, customer, partner, licensee, employee, affiliate, investor, officer or director or prospective investor(s), contractor(s), vendor(s), service provider(s), professional services provider(s), client(s), customer(s), partner(s), licensee(s), employee(s), officer(s) or director(s), or any related relationships in progress for Employees’ own personal benefit, personal business benefit, nor on behalf of any third party.

(e) Employee agrees that, during the term of this agreement and upon termination of employment and for three (3) years thereafter, employee shall not, distribute or use the company’s intellectual property including but not limited to, patents, trademarks, business plans, product plans, concepts, designs, graphics, documentation, source code, drawings, screenplays, copy written materials, trade secrets for Employees’ own personal benefit, personal business benefit, nor on behalf of any third party.

(f) Employee agrees that, during the term of this agreement and upon termination of employment and for three (3) years thereafter, employee shall not, in any communications with the press or other digital media, social network, blog, media or any person, customer, client other employees, bankers, contractors, investors or suppliers, employees, brokers, professional service providers, vendors of company, or any of company affiliates, criticize, ridicule or make any statement which disparages or is derogatory of company or its affiliates or any of their respective directors or senior officers.

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7.2 Remedies; Injunctive Relief. In the event of a breach or threatened breach by Employee of this Article 5, Employee agrees that the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a preliminary and a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee’s partners, agents, representatives, servants, employers, employees, and/or any and all persons directly or indirectly acting for or with Employee. Employee agrees to be responsible for all of the Company’s costs associated with the filing and prosecuting the injunctive relief claim in accordance with this paragraph 7.2.

7.3 Cooperation. Employee agrees that, both during Employee’s employment with the Company and afterward, he will sign all papers, give evidence and testimony and perform all acts which, in the Company’s opinion, are necessary, proper or expedient to carry out and fulfill the purposes and intents of this Agreement.

8. Restrictive Covenant.

A. Non-Disclosure of Confidential Information. Employee acknowledges that any disclosure of certain confidential and proprietary information and trade secrets of substantial value to the Company or its customers (collectively the “Confidential Information”) may do great harm to the Company and agrees as follows:

(1) Confidential Information. As used in this Agreement, the term “Confidential Information,” without limitation, refers to and includes any and all (i) matters of a technical nature, including without limitation, trade secrets, systems, software and hardware, features, specifications, techniques, copyrighted matters, patented or patentable inventions, plans, methods, drawings, data, tables, calculations, documents or other paperwork, computer programs, narratives, flow charts, formulae and devices, and (ii) matters of a business nature, including without limitation, business and marketing plans, products, source code, dealings, arrangements, objectives, locations, customer information, customer lists, customer needs and formulations, plans for future development, information about costs, profits, pricing policies, markets or sales, and any other information of a similar nature not available to the public. This Agreement covers the Confidential Information of the Company and its customers.

(2) Use of Confidential Information. Employee acknowledges that any disclosure or use other than on behalf of the Company of the Confidential Information may be wrongful and may cause irreparable injury to the Company and, therefore, agrees that the Confidential Information will be used solely in connection with the performance of Employee’s duties under this Agreement, will not be used by Employee for commercial purposes, and will be kept confidential by Employee. Should this agreement be terminated in accordance with section 4 & 5 of this agreement, without limiting the generality of the foregoing, Employee will not utilize any Confidential Information in the rendering of services to any other employer or person.

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(3) Exclusions. The term “Confidential Information” does not include any information which Employee can establish was at the time of disclosure a matter of public record, which Employee can establish was known to him prior to the date of this agreement, or is available to or known by the public (other than as a result of a disclosure directly or indirectly by Employee, in violation of this Agreement).

(4) Reasonableness. In the event any court shall finally hold that any provision of this Section 8 constitutes an unreasonable restriction against Employee, the other provisions of this Section 8 shall not be rendered void, and all of its provisions shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances involved.

(5). Survival. The provisions of sections 7.1 through and including 7.3, 8.1 through and including 8.3, 8C shall survive the termination of the term of this Agreement and shall run to and inure to the benefit of the Company, its successors and assigns.

9. Miscellaneous.

A. Succession. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and inure to the benefit of and be binding upon Employee and her heirs and personal representatives. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, in whole or in part, to any subsidiary, successor or parent company of the Company or to any other persons, firm or Company which acquires either the Company or any subsidiary thereof, or a substantial part of its or their assets, or into which the Company or any subsidiary may merge; provided, however, that such assignment shall be accompanied by a full assumption by the successor of all obligations to Employee hereunder, including without limitation payment of all compensation and benefits provided for hereunder. The Company agrees that no such succession shall result in any diminution of Employee’s compensation or benefits hereunder. The obligations and duties of Employee hereunder are personal and not assignable.

B. California Law. Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and wholly to be performed therein.

C. Waiver. No failure or delay on the part of the company in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

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D. Notices. All notices and demands among the parties shall be in writing and shall be served (i) in person, (ii) by registered or certified mail, return receipt requested, or express courier service if domestic delivery, (iii) by a recognized international air express courier service if overseas deliver. If notice or demand is served by certified or registered mail, such notice or demand shall be deemed given and made upon evidence of the receipt and signature by the receiving party. If notice or demand is served by a domestic express courier service, such notice or demand shall be deemed given or made next business day following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served by an international air express courier service, such notice or demand shall be deemed given or made four (4) business days following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served personally, service shall be deemed effective upon actual physical delivery to such person. Employee shall at all times and it shall be his sole responsibility give Company notice in writing if his address for notice as defined in this paragraph D., has been changed or modified. All notice and demands to the parties hereto shall, if mailed, be addressed to the following addresses:

To the Company:	9801 Research Drive
Irvine, CA 92618

To Employee:	4211 Arch Drive, #104
Studio City, CA 91604

E. Entire Agreement. The parties acknowledge they have both had a hand in the preparation of this agreement and have been afforded ample opportunity to have this agreement reviewed by their respective Counsel or Advisors. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supersedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral.

F. Captions. The section captions inserted in this Agreement are for convenience of reference and are not intended to be part of this Agreement.

G. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder or this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

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H. Amendment and Modification. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing signed by the parties hereto.

I. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first day of July 1, 2016 in Orange County, California.

UBIQUITY, INC

BY:	/s/ Nicholas Mitsakos
Nicholas Mitsakos

EMPLOYEE:

By:	/s/ Jonathan Kalbfield
Jonathan Kalbfield

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ADDENDUM “A”
EMPLOYEE NONDISCLOSURE AND INVENTION AND
COPYRIGHT ASSIGNMENT AGREEMENT

In consideration of my employment by Ubiquity, Inc. or any of its subsidiaries and affiliates (the “Corporation”):

1. I will promptly disclose to the Corporation in writing all discoveries, concepts and ideas, whether patentable or unpatentable, including but not limited to processes, designs, innovations, inventions, formulas, methods, and techniques, as well as improvements and know-how related thereto, made, conceived, reduced to practice or learned by me while in the Corporation’s employ, either solely or jointly with others during my employment (the “Inventions”). This Agreement shall not apply to any invention developed entirely on my own time without using the Corporation’s equipment, supplies, facilities or trade secret information, except for those items and inventions that either: (a) relate, at the time of conception or reduction to practice of the invention, to the Corporation’s business or any of the products or services being developed, manufactured or sold by the Corporation or which may conveniently be used in relation therewith, or actual, or demonstrably anticipated research or development of the Corporation; or (b) result from any work performed by me for the Corporation.

(a) I hereby assign to the Corporation all of my right, title and interest in and to all such the Corporation Inventions and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such the Corporation Inventions.

(b) I will acknowledge and deliver promptly to the Corporation such written instruments and do such other acts, such as giving testimony in support of my inventorship as may be necessary in the opinion of the Corporation to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereunto in the Corporation.

(c) I agree that, except for works listed on the attached Schedule 1, which list the Corporation and I may jointly add to from time to time, title to any and all copyrights, copyright registrations and copyrightable subject matter which occurs as a result of my employment by the Corporation shall be the sole and exclusive property of the Corporation, and that such works comprise works made for hire. I hereby assign, and agree to assign, all of said copyrights to the Corporation.

(d) I have listed on the attached Schedule 2, all unpatented, but potentially patentable, ideas and inventions conceived before my employment with the Corporation and which are exempt from the obligations of this Agreement.

(e) In the event the Corporation is unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right of protection relating to any the Corporation Inventions, I hereby irrevocably designate and appoint the Corporation and each of its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by me.

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2. As a direct or indirect consequence of my employment with the Corporation, I have been and will/may be exposed to highly sensitive and confidential information (some of which I may in the past have, or may in the future, develop or contribute to) not generally, if at all, known or available to persons or entities not in some way affiliated with the Corporation and/or affiliates (“Confidential Information”). The term “Confidential Information” shall include, without limitation, all: (i) information that has or could have commercial value or other utility in the business in which the Corporation and its affiliates are engaged or contemplate engaging in; and (ii) all information the unauthorized disclosure of which could be detrimental to the interests of the Corporation and/or its affiliates, whether or not such information is identified as Confidential Information by the Corporation. By example, and without limitation, Confidential Information includes: financial statements and records, illustrations, prototypes, models, whether patentable or un-patentable, trade secrets, know-how, concepts and other data, trademarks, copyrights, design features, or configurations of any kind, procedures, demonstrations, methods, processes, uses, manufacturing information, techniques, formulas, improvements, research and development data, pamphlets, books, reports or other documents, inspection procedures, apparatuses, compounds, compositions, combinations, programs, software and works of authorships, whether discovered, conceived, developed, made or produced, research and development projects; strategic alliances; confidential information of other entities or companies with whom the Corporation or its affiliates may enter into joint ventures, strategic alliances or other business relationships; the identity of consultants and assistants; future advertising and marketing methods and plans; detailed sales and pricing information and formulas; budgets; product performance; sources of products; production and distribution methods or procedures; business methods, procedures and plans; licensing arrangements; customer product preferences and requirements; and, additional information relating to financial, marketing, technical, developmental and/or other business aspects, of the Corporation and/or the Corporation’s affiliates. I agree and understand that any and all of the foregoing is considered by the Corporation to be of a highly confidential nature and as a trade secret. The term “Confidential Information” shall not include any information obtained by me through (i) industry publications which are disseminated to or can be acquired by businesses in the industry, (ii) Dodge Reports and Dun & Bradstreet and any similar information services, (iii) any Chamber of Commerce or other trade association reports, or (iv) reports from governmental agencies. In furtherance of the foregoing, I agree as follows:

(a) To refrain from reproducing or making any summary, extract or abridgement of, other than in the regular course of business, or removing, any business record, document, schematic, drawing, instrument, component or any other item dealing with the Confidential Information without prior written consent therefor.

(b) To refrain from discussing with any other person or persons, whether or not said persons are in the employ of the Corporation, any aspect of the Confidential Information, except as said discussions directly relate to completion of the particular task at hand and/or in compliance with instructions to do so.

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(c) To accept and maintain the Confidential Information on a confidential basis and to protect and safeguard same against unauthorized publication or disclosure. I will not be justified in disregarding the obligation of confidentiality by selecting individual pieces of public information and fitting them together by use of integrated disclosure to contend that such Confidential Information is in the public domain.

(d) Other than in furtherance of my employment with the Corporation, not to use, directly or indirectly, for my own or for my future employer’s advantage, any Confidential Information learned during my employment with the Corporation and which is not made publicly known (through no fault of mine).

(e) Not to disclose, publicize, reveal or make available, directly or indirectly, any of the Confidential Information to any firm, person, or entity whatsoever, except for a disclosure which is required, if at all, by statute, order of court or otherwise by law, and then only after first advising the Corporation of such demand with reasonably sufficient advance notice, if possible, so as to afford the Corporation an opportunity to seek a protective order.

(f) Upon termination of my employment, to turn over to a designated individual employed by the Corporation all property then in my possession, custody or immediate control belonging to the Corporation. I will not retain any original, copy, summary or abridgement of any document which contains Confidential Information, including correspondence, memoranda, reports, calendars, contracts, notebooks, drawings, photos or other documents relating in any way to the affairs of the Corporation or to the affairs of its affiliated companies and which are entrusted to me or developed by me at any time during my employment with the Corporation, all of which, will be delivered to the Corporation immediately upon termination of my employment.

(g) Not to interfere with the relationship between and/or among the Corporation and its consultants, agents, employees or others working on research and development projects or providing services or products to or for the Corporation, nor disclose the identity of said individuals and/or entities so long as not otherwise generally known in the trade.

3. Notwithstanding the definition of “Confidential Information,” I understand that I shall not be liable for disclosure to any third party or use of any Confidential Information which: (i) at the time of disclosure or thereafter becomes a part of the public domain through no act or omission by me; (ii) has been independently generated, discovered or perfected by me and is listed on the attached Schedule 2; (iii) is subsequently and lawfully disclosed to me by a third party, which third party did not acquire the information under an obligation of confidentiality from or through the Corporation; or (iv) is required to be disclosed as a matter of law.

4. acknowledge and agree that the Confidential Information, and the strict confidentiality thereof, materially affects the successful conduct of the Corporation’s business and its goodwill; therefore, any breach of the terms of this Agreement by me is a material breach thereof, and may result in termination of my employment, the imposition of injunctive relief, and liability for damages sustained by the Corporation. In furtherance of the foregoing, I agree to pay all costs, expenses and attorneys’ fees as incurred by the Corporation in the enforcement of this Agreement.

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5. No modification or waiver of this Agreement or any of its provisions shall be binding upon the Corporation unless made in writing and signed on behalf of the Corporation by one of its officers (other than me). The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and such invalid or unenforceable provision shall be reformed to the extent possible in order to give its intended effect and/or meaning. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6. This Agreement together with my Employment Agreement with the Corporation supersedes any and all agreements between me and the Corporation with respect to the subject matter hereof.

7. In the event of any controversy, dispute or claim arising out of or relating to this Agreement, the Corporation and I agree as follows:

(a) acknowledge and agree that any breach by me of this Agreement, including but not limited to, disclosure of any information that, at law or in good conscience or equity, should remain confidential, may give rise to irreparable injury to the Corporation which will not be adequately compensable by damages. Accordingly, the Corporation may seek and obtain injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to all other legal remedies, if any, that may be available. I acknowledge and expressly agree that the covenants contained herein are necessary for the protection of the legitimate business interests of the Corporation and its affiliates and are reasonable in scope and content, and I hereby waive, to the maximum extent permitted by applicable law, any requirement that the Corporation or any other person post a bond in order to obtain equitable relief, (b) Except as otherwise set forth in subparagraph 7(a) of this Agreement and Section 5.3 of the Employment Agreement, all claims, disputes and other matters in controversy arising, directly or indirectly out of or related to this Agreement, or the breach thereof, Whether contractual or non-contractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the arbitration provisions of Section 6.3 of the Employment Agreement between me and the Corporation.

8. The covenants and agreements undertaken herein shall survive termination of my employment.

I have read and fully understand the foregoing, and by affixing my signature below, I agree to be fully bound hereby.

By	/s/ Jonathan Kalbfield	Dated:	6/18/2016
Jonathan Kalbfield, Employee

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